Exhibit (d)(iv)

Searchlight Capital III, L.P.

Searchlight Capital III PV, L.P.

October 15, 2023

Condor Holdings LLC

c/o Searchlight Capital Partners, L.P.

745 Fifth Avenue, 27th Floor

New York, New York 10151

Re: Condor Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to (i) the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Condor Holdings LLC, a Delaware limited liability company (“Parent”), Condor Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned Subsidiary of Parent and (ii) the Equity Commitment Letter, dated as of the date hereof, by and between Parent and British Columbia Investment Management Corporation, in respect of a pooled investment portfolio formed under the Pooled Investment Portfolios Regulation (British Columbia) and known as the “2020 Private Equity Fund” (the “Other Investor” and such letter, the “Other Equity Commitment Letter”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. The term “affiliate,” as used herein, shall have the meaning ascribed to it in the Merger Agreement, disregarding the last two provisos of the definition thereof. This letter agreement (this “letter agreement”) is being delivered to the Parent in connection with the execution of the Merger Agreement.

1.            Commitment. This letter agreement confirms the commitment of the undersigned (each, an “Equity Investor” and collectively, the “Equity Investors”), severally and not jointly, and not jointly and severally, subject to the terms and conditions set forth herein and in the Merger Agreement, to purchase, or to cause one or more of its permitted assignees to purchase, directly or indirectly, equity interests of Parent at the Closing in an aggregate amount equal to the percentage of the Aggregate Commitment (as defined below) set forth opposite such Equity Investor’s name on Exhibit A hereto (such amount with respect to each Equity Investor is referred to herein as such Equity Investor’s “Investor Commitment”); provided that no Equity Investor shall, under any circumstances, be obligated to purchase, directly or indirectly, equity from Parent or otherwise provide any funds to Parent in an amount exceeding the amount of such Equity Investor’s Investor Commitment. The term “Aggregate Commitment” means $282,941,176 or such lesser amount as is equal to (a) 76.47% of (b) such amount as is in the aggregate, together with the available cash of the Company and its Subsidiaries on the Closing Date, sufficient to pay the aggregate Merger Consideration at the Closing under the Merger Agreement. Each Equity Investor hereby confirms that it has (and will have at such time as such commitment is due and payable at the Closing) available cash, unfunded capital commitments and/or other access to available funds in an amount not less than such Equity Investor’s Investor Commitment, and no internal or other approval is required for such Equity Investor to fulfill its obligations hereunder pursuant to the terms of this letter agreement. No Equity Investor shall under any circumstances be obligated to fund any of such Equity Investor’s Investor Commitment evidenced hereby except in connection with the Closing in accordance with and subject to the terms hereof.

2.            Funding. Each Equity Investor’s obligation to fund its Investor Commitment is subject to the terms of this letter agreement and subject to the requirements that the following occur: (a) all of the conditions set forth in Section 6.1 (Conditions to Obligations of Each Party Under This Agreement) and Section 6.3 (Conditions to Obligations of Parent and Merger Sub Under This Agreement) of the Merger Agreement have been and continue to be satisfied or waived by Parent and Merger Sub (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the substantially concurrent satisfaction of such conditions) and (b) the substantially concurrent occurrence of (i) the Closing and (ii) the funding of the Aggregate Commitment as defined in, and pursuant to, the Other Equity Commitment Letter in accordance with the terms thereof (provided, however, that the failure of the condition set forth in this clause (b)(ii) shall not limit or impair the ability of the Company to enforce the obligations of the Equity Investors under, and in accordance with, this letter agreement if (x) the Company is also enforcing the obligations of the Other Investor to fund the Aggregate Commitment as defined in, and pursuant to, the Other Equity Commitment Letter or (y) the Other Investor is prepared to satisfy its obligations to fund the Aggregate Commitment as defined in, and pursuant to, the Other Equity Commitment Letter substantially concurrently with the funding of the Investor Commitments pursuant to this letter agreement). For the avoidance of doubt, the obligations of the Equity Investors under this letter agreement and of the Other Investor under the Other Equity Commitment Letter shall be several and not joint, and not joint and several, and the Equity Investors shall not have any liability or obligation whatsoever for or in respect of the Other Equity Commitment Letter. In no event shall this letter agreement or the funding obligations set forth herein be enforced unless the Other Equity Commitment and the funding obligations set forth in the Other Equity Commitment Letter (and the funding obligations of each Equity Investor hereunder) are being concurrently enforced by Parent (or, in the case of the Other Equity Commitment Letter, such funding obligations set forth in the Other Equity Commitment Letter have already been satisfied), pro rata based on the Aggregate Commitment (as defined in the Other Equity Commitment Letter) set forth therein and the Aggregate Commitment herein (and, with respect to the funding obligations of the Equity Investors hereunder, pro rata based on the amount of each Equity Investor’s Investor Commitment).

3.            Termination. The obligation of each Equity Investor to fund all or any portion of its Investor Commitment will terminate automatically and immediately and cease to be of any further force or effect without the need for any further action by any Person upon the earliest to occur of (i) the consummation of the Closing (including the payment of the Merger Consideration), (ii) the valid termination of the Merger Agreement or the Other Equity Commitment Letter (other than as a result of the funding of the Other Investor’s Aggregate Commitment, as defined in the Other Equity Commitment Letter, required to be funded under the Other Equity Commitment Letter), in each case, in accordance with its terms, (iii) the payment by an Equity Investor or the Other Investor of any amount in respect of the Guaranteed Obligations (as defined in the Guaranty or the Other Guaranty, as applicable) pursuant to the Guaranty or the Other Guaranty, as applicable, on the terms and subject to the conditions thereof, (iv) the award of any monetary damages to the Company or any Company Related Party in accordance with the Merger Agreement or (v) the assertion, directly or indirectly, by the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates or other Representatives of any Claim against any Equity Investor, the Other Investor, Parent, Merger Sub or any Related Party (as defined below) of the foregoing or any Related Party of any such Related Party in connection with the Merger Agreement, the Guaranty, the Other Guaranty, the Other Equity Commitment Letter, this letter agreement or any other document, certificate or instrument delivered in connection herewith or therewith or any of the transactions contemplated thereby or hereby (including the termination or abandonment thereof or in respect of any written or oral representations made or alleged to be made in connection therewith or herewith), except, in the case of clause (v) of this Section 3, for (a) a claim brought by the Company pursuant to this letter agreement solely against any Equity Investor as a third party beneficiary of this letter agreement and solely as and to the extent specified in, and on the terms and subject to the conditions of, Section 7 (Binding Effect) hereof seeking (1) to enjoin the assignment or amendment or waiver of this letter agreement without the consent of the Company to the extent such consent is expressly required under Section 6 or 12 hereof, as applicable, or (2) specific performance of such Equity Investor’s obligation to cause such Equity Investor’s Investor Commitment to be funded at the Closing, (b) a claim brought by the Company pursuant to the Limited Guaranty, dated as of the date hereof, by the Equity Investors in favor of the Company (the “Guaranty”), solely against the Equity Investors in their capacity as guarantors seeking payment of the Guaranteed Obligations (as defined in the Guaranty) and solely as and to the extent specified in, and on the terms and subject to the conditions of, the Guaranty, (c) a claim brought by the Company pursuant to the Other Equity Commitment Letter solely against the Other Investor, or pursuant to the Limited Guaranty, dated as of the date hereof, by the Other Investor in favor of the Company (the “Other Guaranty”), solely against the Other Investor in its capacity as guarantor seeking payment of the Guaranteed Obligations (as defined in the Guaranty), and solely as and to the extent specified in, and on the terms and subject to the conditions of, the Other Equity Commitment Letter or Other Guarantee, as applicable, (d) a claim brought by the Company pursuant to the Merger Agreement solely against Parent or Merger Sub and solely as and to the extent specified in, and on the terms and subject to the conditions of, the Merger Agreement, (e) a claim brought by the Company pursuant to the Governance Agreement solely against Searchlight III CVL, L.P. to enforce the Governance Agreement, including the confidentiality provisions thereof, and solely as and to the extent specified in, and on the terms and subject to the conditions of, the Governance Agreement or (f) a claim brought by the Company pursuant to that certain letter agreement, dated June 13, 2023, by and between the Company and Searchlight III CVL, L.P. solely against Searchlight III CVL, L.P. and solely as and to the extent specified in, and on the terms and subject to the conditions of, such letter agreement (clauses (a) - (f) collectively, the “Excluded Claims”). Sections 3 (Termination), 4 (Sole and Exclusive Remedies), 5 (No Recourse), 7 (Binding Effect), 8 (Confidentiality) and 10 (Waiver of Trial by Jury; Governing Law; Consent to Jurisdiction) hereof shall survive any such termination.

4.            Sole and Exclusive Remedies. (x) The Excluded Claims shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company and its affiliates against the Equity Investors, Parent and Merger Sub (as applicable), and (y) no other remedies may be directly or indirectly obtained or sought from any Equity Investor, Parent or Merger Sub, nor shall any remedy be directly or indirectly obtained or sought from any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, affiliate, assignee, client, contractor, SCP Person, Representative or financing source of any of the foregoing (any such Person, other than the undersigned, Parent, Merger Sub or their respective permitted assignees under the Merger Agreement, a “Related Party”; provided that in no event shall the Company or its Subsidiaries be considered a Related Party of Parent, Merger Sub, any Equity Investor or any of their respective Related Parties) or any Related Party of any such Related Party, in each case in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Guaranty, the Other Guaranty, the Other Equity Commitment Letter or this letter agreement or the transactions contemplated thereby or hereby, or in respect of any written or oral representations made or alleged to be made in connection therewith or herewith, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not any such breach is caused by an Equity Investor’s breach of its obligations under this letter agreement.

5.            No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance hereof, covenants, acknowledges and agrees that no person other than an Equity Investor shall have any obligation hereunder and that, (a) notwithstanding that an Equity Investor may be a partnership, limited partnership, limited liability company or other form of entity, no recourse (whether at law, in equity, in contract, in tort or otherwise) hereunder or under any document, certificate or instrument delivered in connection herewith, or in respect of any written or oral representations made or alleged to be made in connection herewith or therewith, shall be had against Parent, Merger Sub, any Equity Investor, any Related Party of the foregoing or any Related Party of any such Related Party (including, without limitation, any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Guaranty or this letter agreement and the transactions contemplated thereby and hereby or the termination or abandonment thereof), with respect to any suit, action, litigation, claim, charge, complaint, grievance, arbitration or proceeding, at law or in equity, or by, in or before any court, tribunal, commission, agency or other governmental authority or similar proceeding (each, a “Claim”), including, without limitation, in the event Parent or Merger Sub breaches its obligations under the Merger Agreement and including whether or not Parent’s or Merger Sub’s breach is caused by the breach by an Equity Investor of its obligations under this letter agreement, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise incurred by Parent, Merger Sub, any Equity Investor, any Related Party of the foregoing or any Related Party of any such Related Party under, or in connection with, this letter agreement or the Merger Agreement or any documents, certificates or instruments delivered in connection herewith or in connection with the Merger Agreement, or for any Claim based on, in respect of, or by reason of such obligations hereunder or by their creation; provided that the foregoing clauses (a) and (b) shall not prohibit or limit the Excluded Claims. Nothing in this letter agreement, express or implied, is intended to or shall confer upon any person, other than Parent, the Company (only to the extent expressly set forth in this letter agreement) and the Equity Investors, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

6.            Assignment. This letter agreement and each Equity Investor’s commitment hereunder shall not be assignable, directly or indirectly, to any other Person without the prior written consent of Parent and the Company (as a third party beneficiary hereunder), and any attempted assignment without such consent shall be null and void and of no force and effect, except that each Equity Investor may without the consent of Parent or the Company assign its commitments hereunder to funds or investment vehicles affiliated with such Equity Investor; provided, however, that notwithstanding any such assignment, each Equity Investor shall remain liable to perform all of its obligations hereunder, except to the extent its Investor Commitment is actually funded by such affiliated entity (in which case such Investor Commitment and the Aggregate Commitment shall be reduced dollar for dollar by any amounts so funded). This letter agreement shall not be assignable by Parent without the prior written consent of the Equity Investors and the Company (as a third party beneficiary hereunder), other than to Parent’s permitted assignees under the Merger Agreement.

7.            Binding Effect. This letter agreement shall be binding on each of the parties hereto for the benefit of the parties hereto, and nothing in this letter agreement, express or implied, shall be construed to confer upon or give any Person other than the parties hereto any benefits, rights or remedies of any nature whatsoever under or by reason of, or any rights to enforce or cause Parent to enforce, the Investor Commitment of any Equity Investor, or any provision of this letter agreement; provided that the Company may rely upon this letter agreement as an express third party beneficiary, solely (a) to seek to enjoin the assignment or amendment or waiver of this letter agreement without the consent of the Company to the extent such consent is expressly required under Section 6 or the first sentence of Section 12 hereof, as applicable, or (b) to the extent that the Company is awarded, in accordance with and subject to the terms of Section 9.11 (Specific Performance) of the Merger Agreement, specific performance of the Equity Investors obligations to fund their respective Investor Commitments at the Closing under this letter agreement; provided, that Merger Sub, each Related Party of Parent, Merger Sub or any Equity Investor and any Related Party of any such Related Party may rely upon Sections 4 and 5 of this letter agreement as an intended third-party beneficiary. Neither Parent nor the Company will be required to prove actual damages in connection with seeking specific performance in accordance with the terms hereof. The Equity Investors hereby waive any requirement for the securing or posting of any bond in connection with such remedy, and the Equity Investors hereby agree not to assert that the remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable on the basis that (i) Parent or the Company has an adequate remedy at law or (ii) an award of specific enforcement is not an appropriate remedy for any reason at law or equity. Except as expressly set forth in Section 6, the first sentence of this Section 7 or the first sentence of Section 12, nothing set forth in this letter agreement shall be construed to confer upon or give any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Investor Commitment of any Equity Investor or any provision of this letter agreement. Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained in the Merger Agreement or in this letter agreement, and notwithstanding that this letter agreement is referred to in the Merger Agreement, no party other than Parent and, only to the extent expressly provided in this letter agreement, the Company, shall have any rights against any Equity Investor pursuant to this letter agreement.

8.            Confidentiality. This letter agreement shall be treated as strictly confidential and is being provided to Parent and the Company solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be disclosed to any Person or used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement, the Other Equity Commitment Letter, the Guaranty and the Other Guaranty), except with the written consent of each Equity Investor; provided that Parent, the Company and the parties hereto may each disclose the existence of this letter agreement (a) to its respective Representatives and affiliates if it agrees to cause each such Representative or affiliate to treat this letter agreement and its contents as confidential, and to cause its directors, officers and advisors to so treat this letter agreement and its contents as confidential and agrees to be responsible for any breach by any such Representative of such obligations, (b) to the extent required by applicable Law or stock exchange rule or requirement or in connection with any securities regulatory agency filings relating to the transactions contemplated by the Merger Agreement, (c) as reasonably necessary in connection with filings, approvals and rulings to be obtained from any Governmental Authority (it being understood that any such filing may include the filing of a copy of this letter agreement), or (d) as necessary to enforce any rights pursuant to any proceeding that may arise between or among any of the parties hereto and/or the Company in respect of this letter agreement.

9.            Equity Investor Representations. Each Equity Investor hereby represents and warrants that (a) it is an entity formed and validly existing under the laws of its jurisdiction of formation and it has the power and authority to execute, deliver and perform this letter agreement; (b) the execution, delivery and performance of this letter agreement by such Equity Investor has been duly and validly authorized and approved by all necessary limited partnership, limited liability company, or corporate action, as applicable, and no other proceedings or actions on the part of such Equity Investor are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against such Equity Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (d) the execution, delivery and performance by such Equity Investor of this letter agreement does not and will not violate the organizational or governing documents of such Equity Investor; and (e) as of the Closing, to the extent (if any) that any Equity Investor’s organizational or governing documents limit the amount it may commit to any one investment, such Equity Investor’s Investor Commitment will be less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of such organizational or governing documents.

10.            Waiver of Trial by Jury; Governing Law; Consent to Jurisdiction. Sections 9.10, 9.13 and 9.14 of the Merger Agreement are incorporated herein, mutatis mutandis.

11.            Counterparts. This letter agreement may be executed in multiple counterparts (and may be delivered by facsimile transmission or via email as a portable document format (.pdf)), each of which will be deemed an original but all of which together shall constitute one and the same instrument. This letter agreement will become effective upon its acceptance by Parent, as evidenced by the delivery to each Equity Investor of a counterpart of this letter agreement executed by Parent.

12.            Amendments and Waivers. No amendment or waiver of any provision of this letter agreement will be valid and binding unless it is in writing and signed by Parent and each Equity Investor and the Company (as a third party beneficiary hereunder). Parent shall not release the Other Investor under the Other Equity Commitment Letter from any obligations therein or agree to any amendment, supplement, modification or other waiver of any provision therein without the prior written consent of the Equity Investors.

13.            Interpretation. The parties have participated jointly in negotiating and drafting this letter agreement. If an ambiguity or a question of intent or interpretation arises, this letter agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this letter agreement.

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Very truly yours,

Searchlight Capital III, L.P.

By:	Searchlight Capital Partners III GP, L.P.,
its general partner

By:	Searchlight Capital Partners III GP, LLC,
its general partner

By:	/s/ Andrew Frey
Name: Andrew Frey
Title: Authorized Person

Searchlight Capital III PV, L.P.

By:	Searchlight Capital Partners III GP, L.P.,
its general partner

By:	Searchlight Capital Partners III GP, LLC,
its general partner

By:	/s/ Andrew Frey
Name: Andrew Frey
Title: Authorized Person

Accepted and Agreed,

CONDOR HOLDINGS, LLC

By: Searchlight III CVL L.P., its sole member

By: Searchlight III CVL GP, LLC, its general partner

By:	/s/ Andrew Frey
Name: Andrew Frey
Title: Authorized Person

EXHIBIT A

Equity Investor	Investor Commitment (Percentage of Aggregate Commitment)
Searchlight Capital III, L.P.	$161,514,369 (57.08%)
Searchlight Capital III PV, L.P.	$121,426,807 (42.92%)